EXHIBIT 99.2

              RCG Announces Corporate Conference Call Presentation

Charlotte, NC-- April 2, 2004--RCG Companies Incorporated ("RCG", AMEX: RCG) announced today it will host a conference call presentation on Wednesday, April 7, 2004 at 4:20 pm EST. During the call, RCG management will provide a strategic overview of the Company as well as discuss recent developments at the Company.

Conference call particulars are as follows:

         o        Date - Wednesday, April 7, 2004

         o Time - 4:20 p.m. eastern daylight time/1:20 p.m. pacific daylight time

         o        Dial in number - (888) 809-3629

         o During the Question and Answer section of the conference call, all questions will be limited to investment professionals

         o        A   live    Internet    broadcast    can   be    accessed   at
                  www.rcgcompanies.com

Those choosing to listen via telephone are encouraged to call in at least ten minutes prior to the start of the call to allow time to register with the operator.

Investors will be able to access a replay of the conference call starting Friday, April 9, 2004 through May 24, 2004 by calling 800-756-3819 and referencing the conference ID number of 160891. The replay will also be archived on the RCG's corporate website at www.rcgcompanies.com.

About RCG Companies Incorporated

RCG Companies Incorporated www.rcgcompanies.com is focused on delivering to its shareholders rapidly growing, relatively low risk revenues, along with increasing earnings per share. The majority of RCG's revenues are currently derived from its wholly owned travel service organization, Flightserv, which delivers leisure and vacation travel packages under the SunTripsTM and Vacation ExpressTM brands, together making Flightserv one of the largest leisure travel tour operators in the United States. RCG is also involved in the technology services sector, through its wholly owned software and information technology services segment, Logisoft Corp. RCG recently announced a letter of intent to acquire Response Personnel, Inc. ("RPI") and its related companies, a leading provider of professional staffing services in the greater New York tri-state area, primarily serving Fortune 1000 companies. RPI's annual revenues have averaged more than $42 million over the past three years and it has been consistently profitable. The transaction is expected to be immediately accretive to RCG's earnings and cash flow.

Statements in this news release about anticipated or expected future revenue or growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the company's existing network will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company on the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its network due to a lack of capital or an inability to identify acquisition candidates, as well as those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Company Contact:                            Investor Contact:
Andrew Lauman                               Robert B. Prag, President
RCG Companies Incorporated                  The Del Mar Consulting Group, Inc.
(704) 366-5054 x 27                         (858) 794-9500
adl@rcgcompanies.com                        bprag@delmarconsulting.com